Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-133527 on Form S-8 of our report dated March 1, 2007, relating to the financial statements and financial statement schedule of NightHawk Radiology Holdings, Inc. and subsidiaries (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph that describes the recapitalization of the Company), appearing in this Annual Report on Form 10-K of NightHawk Radiology Holdings, Inc. and subsidiaries for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

Boise, Idaho March 5, 2007